Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Provides Fourth-Quarter Snow Data
and Goderich Mine Update

OVERLAND PARK, Kan. (Jan. 8, 2019) - Today Compass Minerals (NYSE: CMP) reported that winter weather in the fourth quarter of 2018 was average throughout its North American-served market; however, highway deicing sales were below expectations due to the timing of snow events. The company also announced fourth-quarter 2018 salt production rates at the company’s Goderich mine improved compared to third-quarter 2018 results.

Eleven representative cities in the company’s primary North American highway deicing service area reported 45 snow events during the fourth quarter of 2018 compared to 57 snow events in the fourth quarter of 2017 and the 10-year average of 45.3 events.

Almost 70 percent of the snow events reported in the fourth quarter occurred in November when temperatures are generally warmer, which reduces deicing salt needs. The company estimates that these variances from average winter weather as well as mild winter weather in the U.K. produced a negative sales impact of $16 million to $18 million and an estimated $6 million to $8 million negative operating earnings impact on fourth-quarter 2018 results.

“Although significant snow activity occurred in November in our North American markets, December was rather mild in North America as well as in the U.K., which resulted in lower year-over-year salt sales for the 2018 fourth quarter,” said Dick Grant, Compass Minerals Chairman of the Board and interim CEO. “On a more positive note, our efforts to improve production with the continuous mining and haulage systems at Goderich are driving better results, although work remains to be done. We continue working with external experts to fine-tune the use of continuous mining and haulage and are evaluating options for greater efficiency.”

The company sold approximately 2.8 million tons of highway deicing salt products in the 2018 period compared to fourth-quarter 2017 sales volumes of 3 million tons. This total includes all highway maintenance products sold in the U.S., Canada and the U.K., as well as rock salt sold to the chemical industry. Sales of all salt products totaled 3.5 million tons in the 2018 period compared to 3.6 million tons in the fourth quarter of 2017.

Snow Events Note: The number of snow events reported may not directly correlate to Compass Minerals’ deicing results due to a variety of factors, including the relative significance to the company of the cities represented and differences in the amount of salt purchased by customers to establish their pre-season stockpiles. The weather data should be used only as an indicator of the year-to-year variations in winter weather conditions in these cities. Compass Minerals draws its weather data from the U.S. National Weather Service and National Climatic Data Center and Environment Canada without weighting or other adjustments.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K., operating 22 production facilities and employing more than 3,000 personnel worldwide. Compass Minerals’ mission is to be the best essential minerals company by safely delivering where and when it matters. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the company’s ability to achieve production improvements, better results and greater efficiency. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures or successfully implement any capital projects, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) any inability by the company to successfully implement its cost savings initiatives, (vi) impacts of the Goderich mine strike, including any work stoppages or slowdowns, and (vii) the effects of changes in the company’s management. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2017 and 2018, and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2018, filed or to be filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Media Contact	Investor Contact
Tara Hefner	Theresa Womble
Director of Corporate Affairs	Director of Investor Relations
+1.913.344.9319	+1.913.344.9362
MediaRelations@compassminerals.com	womblet@compassminerals.com